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                                                                  EXHIBIT 21.1




               SUBSIDIARIES OF WORLDWIDE WIRELESS SYSTEMS, INC.


         The following entity is a wholly owned subsidiary of the Registrant:
New England Wireless, Inc., a Vermont corporation formed on June 27, 1992. New England Wireless, Inc. does business as New England Wireless, Inc.